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                         NON-NEGOTIABLE PROMISSORY NOTE


$1,302,182                                                          May 10, 1997

     WHEREAS, COMMUNITY CARE SERVICES, INC., a New York corporation ("Maker") owes Donald Fargnoli, ("Payee") the amount of One Million Three Hundred Two Thosuand One Hundred Eighty Two DOLLARS ($1,302,182) and Maker and Payee have agreed upon the terms of payment of such obligation and desire to memorialize such terms in writing.

     NOW THEREFORE, FOR VALUE RECEIVED, Maker hereby promises to pay to Payee, the principal amount of One Million Three Hundred Two Thosuand One Hundred Eighty Two DOLLARS ($1,302,182) on the principal balance outstanding from time, plus interest accruing at the rate of six percent (6%) per annum.

     The principal amount of this Non-Negotiable Promissory Note (the "Note") and all accrued interest thereon will be payable as follows:

          (i) one-half (including one-half of the principal amount of this Note and the interest attributable to such amount accrued from the date hereof through the date of payment, for a total payment of $732,640) on January 2, 1999 and

          (ii) one-half (including one-half of the principal amount of this Note and the interest attributable to such amount accrued from the date through the date of payment, for a total payment of $732,640) on January 2, 2000.

     All payments hereunder shall be made in lawful money of the United States of America to Payee, at Payee's residence at 34 Devon Road, Rockville Centre, New York, or to such other location as Payee may designate to Maker in writing.

     In lieu of cash payment, Payee may elect to convert up to eighty percent (80%) of the outstanding principal balance of the Note and the accrued interest thereon payable on the dates set forth above into shares of Common Stock, par value $.01 per share, of Maker (the "Shares") and Maker will not object to such election. If Payee does not make such election, Maker may do so and Payee will not object to Maker's election. With respect to the remaining twenty percent (20%) of the payment due, Payee may, but is not obligated to, require that such amount be converted into Shares or take such payment in cash. It is understood that the total number of Shares to be issued to Payee, assuming the


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Note is exercised in full, shall be 366,320, with 183,160 issuable on each of
January 2, 1999 and January 2, 2000. To the extent so converted, the principal and accrued interest on the Note will be considered fully paid and canceled. Upon notice of such conversion from Payee, Maker shall issue to Payee a stock certificate representing the number of Shares issuable to Maker upon conversion.

     At any time subsequent to the first anniversary of the execution of this Note, if Maker conducts a secondary public offering of Maker's common stock, Payee shall have the opportunity to sell the Shares in such offering to the same extent and in proportion to the rights that the other executive officers of Maker and Dean Sloane (collectively, with Payee, the "Executives") have to include their own shares of Maker's common stock in the offering, subject to the approval of the underwriter(s) of such offering, if any. If the underwriter(s) determine that all of the stock which the Executives, wish to sell in the offering cannot be sold, the amount of shares which each individual may include in the offering shall be determined by multiplying (a) the total number of shares owned by the Executives as a group which the underwriter(s) will allow to be included in the offering by (b) a fraction, the numerator of which is the number of shares an individual Executive desired to have included in the offering and the denominator of which is the total number of shares which the Executives as a group desired to have included in the offering. For example, assume that the Executives, as a group, desired to include 500,000 shares in the offering, of which 100,000 shares were owned by Payee. Assume further that the underwriter(s) will permit the Executives, as a group, to sell only 300,000 shares in the offering. The number of shares which Payee may sell in the offering shall be 60,000, determined by multiplying 300,000 by 100,000 over 500,000.

     If during the one year period commencing on the date hereof, Maker consummates a secondary public offering of common stock, Maker will register the Shares in connection with such offering, subject to the provisions of the immediate proceeding paragraph regarding restrictions imposed by the underwriters.

     Notwithstanding anything in this Note to the contrary, at any time subsequent to the first anniversary of the execution of this Note, if in the event that Maker plans to either (i) sell fifty one percent (51%) or more of the outstanding capital stock or substantially all of the assets of its subsidiary, Metropolitan Respirator Services, Inc. or (ii) conduct a secondary public offering of Maker's stock, Maker shall deliver to Payee advance written notice of its intent no later than forty five (45) days prior to the closing of such transaction and Payee, at its option may accelerate the conversion into Shares of all or any portion of the remaining outstanding principal and accrued interest on this

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Note by delivery of written notice to Maker no later than five days prior to the closing date set forth in Maker's notice to Payee.

     Payee acknowledges and confirms that Payee has delivered to Maker on this date an Investor Representation Letter relating to the Shares and Payee's investment in Maker. Payee agrees that the representations, warranties and agreements of Payee contained in the Investor Representation Letter shall survive the execution of this Note and the purchase of the Shares pursuant to the conversion of this Note.

     Maker shall at all times prior to the payment in full of this Note and all accrued interest thereon or satisfaction of the same through conversion into Shares reserve and keep available for issuance to Payee a sufficient number of Shares to fulfill its obligations under this Note.

     If an Event of Default occurs (as hereinafter defined), the entire unpaid principal amount of this Note shall (at the option of Payee or, in certain cases, automatically) become immediately due and payable without any requirement of notice whatsoever (such notice being hereby waived by Maker). Maker agrees to pay all costs (including attorneys' fees and disbursements) incurred by Payee in collecting this Note following an Event of Default. An "Event of Default" shall mean any of the following:

          (a) if any payment under this Note is not made when due;

          (b) if Maker makes an assignment for the benefit of creditors; or

          (c) if an involuntary case is commenced in respect of Maker, or if a court of competent jurisdiction enters a decree or order for relief with respect to Maker under Title 11 of the United States Code as now constituted or hereafter amended or under any other applicable Federal or state bankruptcy law or other similar law, or if such court enters a decree or order appointing a receiver, liquidator, assignee, trustee, sequestrator (or similar official) of Maker or of any substantial part of its property, or if such court decrees or orders the winding up or liquidation of the affairs of Maker, and any such involuntary case shall not be dismissed or such decree or order shall not be vacated or set aside or stayed within sixty (60) days from the date of commencement of such case or entry of such decree or order; or


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          (d) if Maker files a petition or answer or consent seeking relief under Title 11 of the United States Code as now constituted or hereafter amended, or under any other applicable Federal or state bankruptcy law or other similar law, or if Maker consents to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker, or of any substantial part of its properties, or if Maker takes any action in furtherance of any action described in this subparagraph.

     Diligence, presentment of any instrument, demand for payment, protest, notices of dishonor, nonpayment or protest, and any and all other notices and demands of any nature whatsoever in connection with the delivery, acceptance, performance, default or enforcement of this Note are hereby waived by all parties to this Note, whether Maker, endorser, guarantor or surety, except for such notices which are expressly set forth in this Note. The provisions of this Note are binding on the legal representatives, assigns and successors of Maker and shall inure to the benefit of Payee, its successors, assigns and legal representatives.

     In the event Maker defaults in the payment of this Note when due, Payee may apply to any court of competent jurisdiction for a judgment directing Maker to pay its obligations hereunder and is hereby authorized to act as Maker's attorney in fact before such court for the purpose of confessing such judgment against Maker. Maker agrees to pay the cost of such court proceeding and the entering of such judgment and in the event Payee engages an attorney to enforce, declare or adjudicate its rights hereunder, the costs and expenses thereof, including reasonable attorneys' fees and expenses, shall be paid by Maker.

     Upon either (i) the payment in full of the principal amount of this Note and all accrued and unpaid interest thereon or (ii) the conversion of the entire outstanding principal amount of this Note and all accrued and unpaid interest thereon into Shares, Payee will be deemed to have released and discharged Maker from any and all liability for the obligations evidenced by this Note.

     This Note shall be governed by and construed in accordance with the laws of the State of New York without regard or giving effect to its principles of conflict of laws. In addition to any other venue or jurisdiction permitted by law, Maker consents to the jurisdiction, forum and venue of the state and federal courts of and for New York, New York with respect to the enforcement of this Note and to any claim, dispute or proceeding in connection therewith.


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     Payment of this Note, to the extent of Three Hundred Twenty Six Thousand
Six Hundred Sixty Seven Dollars ($326,667) shall be subject to offset to the extent Payee becomes obligated to indemnify Maker pursuant to that certain Stock Purchase Agreement among Maker, Payee, Donald Fargnoli and Saverio D. Burdi of even date herewith.

     No provision of this Note may be changed or waived orally or by any course of dealing, but only by an instrument in writing signed by the party to be charged by such change or waiver.

     If any term of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

     All notices, consents, waivers or other communications which are required or permitted hereunder shall be in writing and shall be sufficient if delivered personally (including by means of a nationally recognized overnight courier service for which a written receipt is given) or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile transmission providing a receipt, as follows (or to such other address as shall be set forth in a notice given in the same manner):

                  If to Maker:
                           Mr. Alan T. Sheinwald
                           President and Chief Executive Officer
                           Community Care Services, Inc.
                           18 Sargent Place
                           Mount Vernon, New York 10550
                           FAX: 914-665-9063

                  With a required copy to:
                           Ira S. Nordlicht, Esq.
                           Nordlicht & Hand
                           645 Fifth Avenue
                           New York, New York 10022
                           FAX:  212-421-0499

                  If to Payee:
                           Mr. Louis Rocco
                           34 Devon Road
                           Rockville Centre, New York 11570

All such notices shall be deemed to have been given on the date personally delivered, upon possession of a receipt establishing a facsimile transmission was received or five (5) days after being mailed in the manner provided above. Payee, at any time, may designate by delivery of written notice to Maker an attorney to receive written copies of all notices sent to Payee hereunder.


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     IN WITNESS WHEREOF, Maker has executed this Note the day and year first above set forth.


                                    COMMUNITY CARE SERVICES, INC.

                                    By:/s/Alan Sheinwald
                                    ------------------------------------------
                                       Alan Sheinwald
                                       President and Chief Executive Officer


WITNESS:

/s/ Brian M. Hand
------------------------------


AGREED AND ACCEPTED



By:/s/ Louis Rocco
   ---------------------------


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